UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  November 8, 2012

Spherix Incorporated

(Exact name of registrant as specified in its charter)

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
Delaware	0-5576	52-0849320

(Address of principal executive offices)	(Zip Code)
6430 Rockledge Drive, Suite 503, Bethesda, Maryland	20817

Registrant’s telephone number, including area code  301-897-2540

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                           Entry Into Material Definitive Agreement.

On November 7, 2012, Spherix Incorporated (the “Company”) and certain Investors entered into a securities purchase agreement, pursuant to which the Company agreed to sell an aggregate of 483,657 shares of its common stock for gross proceeds of $2.575 million.

The Investors shall also receive 100% warrant coverage.  The warrants shall be exercisable for a period of five years at an exercise price of $6.53, but will not be effective until approved by the shareholders of the Company.

The common stock and warrants were issued in a private placement of securities exempt from registration pursuant to Section 4(2) of the Securities Act of 1933 and Rule 506 promulgated thereunder.  The Company and the Investors have executed a Registration Rights Agreement pursuant to which the Company has agreed to register the common stock sold in the offering and the common stock issuable upon exercise of the warrants.  Failure on the part of the

Company to satisfy certain deadlines described in the Registration Rights Agreement may subject the Company to payment of certain monetary penalties.

The common stock and warrants have been sold in units, with each unit consisting of one share of common stock and a warrant to purchase one share of common stock.  The purchase price per unit is $5.324.  The exercise price of the warrants is subject to adjustment in the case of stock splits, stock dividends, combinations of shares and similar recapitalization transactions.

The Investors shall have the right to participate for 100% of any future debt or equity offerings of the Company during the two years following the Closing.

The Company entered into a placement agent agreement with Ladenburg Thalmann & Co. Inc. (the “Placement Agent”), pursuant to which the Placement Agent agreed to use its reasonable best efforts to arrange for the sale of shares of the Company’s common stock and warrants.  The Company has agreed to pay the Placement Agent a cash fee equal to 7.5% of the total gross cash consideration paid to the Company up to $2 million and 9% of the total gross cash consideration paid to the Company in excess of $2 million on the closing of the transaction.

The net proceeds to the Company from the offering, after deducting placement agent fees and the Company’s estimated offering expenses, and excluding the proceeds, if any, from the exercise of the warrants issued in the offering, are expected to be approximately $2.3 million.  The offering is expected to close on or about November 9, 2012, subject to customary closing conditions.

The foregoing summaries of the terms of the securities purchase agreement, the registration rights agreement, the warrant and the placement agent agreement are subject to, and qualified in their entirety by, such documents attached hereto as Exhibits 1.1, 1.2, 1.3, and 1.4 and incorporated herein by reference.  Each of the agreements contain representations and warranties that the parties made to, and solely for the benefit of, the other in the context of all of the terms and conditions of the agreements.  Such representations and warranties are not for the benefit of any other person or entity.

A copy of the Company’s press release dated November 8, 2012 is filed as Exhibit 99.1 hereto.

Item 3.02—Unregistered Sales of Equity Securities

The information contained in Section 1.01 is hereby incorporated by reference.  The securities to be sold are being offered and sold in a transaction exempt from registration under the Securities Act of 1933, in reliance on Section 4(2) thereof and Rule 506 of Regulation D thereunder.  Each Investor represented that it was an “accredited investor” as defined in Regulation D.

Section 9 — Financial Statements and Exhibits

Item 9.01              Financial Statements and Exhibits

(d)                                 Exhibits

Exhibit
Number	Description

1.1	Form of Securities Purchase Agreement.

1.2	Form of Registration Rights Agreement.

1.3	Form of Warrant.

1.4	Form of Placement Agent Agreement

99.1	Press Release dated November 8, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Spherix Incorporated
(Registrant)

By:

/s/ Robert L. Clayton
Robert L. Clayton, CFO

Date: November 8, 2012